Ex.28(h)(11)

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

December 31, 2020

Re: State Street Master Funds (the “Master Trust”) Administration Agreement – Additional Portfolio/Series

Ladies and Gentlemen:

Reference is made to the Administration Agreement between SSGA Funds, the Master Trust and State Street Institutional Investment Trust and SSGA Funds Management, Inc. (the “Administrator”) dated June 1, 2015 (the “Agreement”).

In accordance with Section 1, of the Agreement, the Master Trust hereby requests that Administrator act as Administrator for the new Portfolio listed below under the terms of the Agreement. In connection with such request, the Master Trust hereby confirms to the Administrator, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement. The previous Schedule A is hereby deleted and replaced with the attached Schedule A.

New Portfolio:

Fund	Effective Date
• State Street ESG Liquid Reserves Portfolio	May 17, 2019

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,
STATE STREET MASTER FUNDS
By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer, Duly Authorized

Agreed and Accepted:
SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M Needham
Name:	Ellen M. Needham
Title:	President, Duly Authorized

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

State Street Master Funds

State Street Money Market Portfolio

State Street U.S. Government Money Market Portfolio

State Street Treasury Money Market Portfolio

State Street Treasury Plus Money Market Portfolio

State Street International Developed Equity Index Portfolio

State Street ESG Liquid Reserves Portfolio

[REDACTED]

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